Exhibit 4.5

WARRANTS 2015 - REGULATIONS

1.	DEFINITIONS

The terms listed below have the following meanings:

Acceptance Form	the form that must be completed and signed by the Selected Participant for acceptance or refusal of the Warrants being offered to him/her, and (in the case of acceptance) that contains authorisation for registration in the warrant register of the Company of the transfer by the Company to him/her of ownership of the Warrants accepted by the Warrant Holder;

Affiliated Company	a company affiliated with the Company within the meaning of Article 11 of the Belgian Companies Code;

Authorised Representative of the Board of Directors	the person to whom the Board of Directors of the Company has granted the power to perform all operations which are necessary or useful in connection with the Offer and to achieve the issuance of warrants;

Beneficiary	the person indicated by the Warrant Holder, in accordance with Article 4.7.2 to exercise the Warrant Holder’s rights attached to the Warrants after the Warrant Holder’s death;

Board of Directors	the board of directors of the Company;

Company	Materialise NV, with registered office at 15 Technologielaan, 3001 Leuven, and with enterprise number VAT BE 0441.131.254 (Leuven Legal Entities Register);

Consultant Agreement	an agreement, other than a Directorship or Employment Agreement, under which services are provided to the Company or an Affiliated Company;

Date of the Offer	the date on which the Authorised Representative of the Board of Directors offers the Warrants to the Selected Participants in accordance with the second paragraph of Article 4.3.1;

Directorship	Term of office as director of the Company or an Affiliated Company;

Employment Agreement	the agreement in the sense of the Belgian Employment Contracts Act of 3 July 1978 (or an agreement under any law other than Belgian law which corresponds with the content hereof) under which a person performs services in subordination to the Company or an Affiliated Company;

End of Employment Agreement, the Consultant Agreement, the Collaboration or the Directorship	the effective date upon which the termination, for whatever reason, of the Employment Agreement or the Consultant Agreement between the relevant Selected Participant and the Company or any Affiliated Company or the Selected Participant’s Directorship within the Company or any Affiliated Company shall take effect, with the exception of a termination that shall be accompanied by simultaneous employment in the context of a (possibly new) Employment Agreement with the Company or any Affiliated Company or by a (potentially new) appointment as a director of the Company or an Affiliated Company;

Exercise Period	the period or periods during which the Warrant Holder may exercise the Warrants granted to him, in accordance with Article 4.6, to acquire ordinary shares of the Company;

Exercise Price	the price for obtaining one ordinary share in the Company upon exercising a Warrant, as defined herein;

Offer	the offer of the Warrants about which the Selected Participant shall be notified in accordance with Article 4.3.1 of this report;

Plan	the present warrant plan, as amended from time to time and supplemented in accordance with its provisions;

Securities	shares, bonds and other securities, whether or not representing the capital, and which grant voting rights or not, as well as securities granting the right to subscribe to or to acquire securities or to convert into securities;

Selected Participant

the person to whom Warrants shall be offered by the Authorised Representative of the Board of Directors.

Under the Plan, the Selected Participants are the persons who, at the time of the Offer, are linked to the Company or an Affiliated Company through an Employment Agreement or, directly or indirectly by a management company, a Consultant Agreement or, directly or indirectly by a management company, a Directorship and to whom Warrants shall be offered by the Authorised Representative of the Board of Directors;

Shareholders’ Meeting	the shareholders’ meeting of the Company;

Transfer	the selling, offering for sale, forward selling, pledging of Securities or the granting of a usufruct or any other right thereon or allowing options to buy or sell Securities or access thereto in a different way, or the conclusion of any swap or any other agreement that causes in whole or in part the transfer of the economic benefits of ownership of Securities, irrespective of whether such transfer shall be made for payment or not, by way of general legal succession or in any other manner and whether such transaction shall be processed by means of delivery of securities, in cash or by some other method;

all derivative terms such as Transferable and Transferability will be understood in the same way;

Warrant	a warrant issued by the Company that entitles the Selected Participant to subscribe to one ordinary share in accordance with the Plan and the Acceptance Form;

Warrant Holder	the person registered in the Company’s Warrant Register as the holder of one or more Warrants.

2.	TRANCHES; SUB-WARRANT PLANS; ADDITIONAL CONDITIONS; AMENDMENTS

The Board of Directors or one or more representatives appointed thereto by it can decide, at any time, for all or part of the Warrants:

•	to create several tranches within this Plan,

•	to impose additional conditions or restrictions on the Offer or the right to exercise before or upon the Offer;

•	to adopt and implement sub-warrant plans that supplement this Plan. Sub-warrant plans may even contain special and deviating provisions to ensure that the sub-warrant plan agrees with the provisions prevailing in the jurisdiction in question; and

•	to amend this Plan.

The amendment or supplement to the Plan, however, may not limit the rights under a granted Warrant without the agreement of the Warrant Holder in question.

3.	ISSUE PRICE AND EXERCISE PRICE OF THE WARRANTS

The Warrants shall be offered for free.

Each Warrant entitles the holder to subscribe to one ordinary share, under the conditions described in this Plan.

The Exercise Price of the Warrants shall be determined by the Board of Directors or one or more representatives appointed by it on the Date of the Offer taking into account all applicable statutory provisions.

In the light of Articles 598 and 606 of the Belgian Companies Code, the Exercise Price shall be at least equal to (i) the established intrinsic value of the shares on the date of issuance of the

Warrants and that, in the absence of unanimous agreement among the shareholders, is established based on a report drawn up by the statutory auditor; (ii) the intrinsic value of the shares of the Company at the time of the Offer as established by the Board of Directors or one or more representatives appointed thereto by it; and (iii) the par value of the existing shares on the date of this report and the date of the Offer.

The Exercise Price will be booked as capital at an amount equal to the par value of the ordinary shares at the time of the issuance of ordinary shares as a result of the exercise of the Warrant in question. The amount by which the par value would be exceeded shall be booked as an issuance premium, which shall constitute the third-party guarantee in the same manner as the capital and which shall be booked to a blocked reserve account, which can only be reduced or written off by a resolution of the shareholders’ meeting of the Company in accordance with the rules for amending the articles of association.

4.	ISSUANCE AND EXERCISE CONDITIONS OF THE WARRANTS

4.1.	Number of ordinary shares

Each Warrant entitles the Warrant Holder to subscribe to one (1) ordinary share.

4.2.	Eligible persons

The Warrants shall be offered to the Selected Participants, it being understood that the Warrants will mainly be offered to persons that at the time of the Offer are linked to the Company or an Affiliated Company through an Employment Agreement. Within the limits set out in the preceding sentence, the Board of Directors or one or more representatives appointed for this purpose by the Board of Directors shall decide who the Selected Participants are and what the Exercise Price and the other issuance and exercise conditions of the Warrants are in accordance with the provisions of this Plan.

Offers under this Plan need not be the same for each Selected Participant.

The Company shall apply the appropriate tax and special tax treatment resulting from acceptance of the Warrants by the Selected Participants who accept the Offer and to which the Belgian Act of 26 March 1999 applies.

4.3.	Offer, acceptance, granting and vesting of the Warrants

4.3.1.	Offer of Warrants to the Selected Participants

The Selected Participants will be informed by the Authorised Representative of the Board of Directors of the Offer.

A form will be made available to the Selected Participants, which mentions the number of Warrants, the Exercise Price, as well as the other issuance and exercise conditions of these Warrants. An Acceptance Form shall be enclosed to the notice.

4.3.2.	Acceptance Period

Each Selected Participant has the option to accept or reject the Offer. Acceptance must take place in writing by ticking the option acceptance, indicating the number of accepted Warrants on the appropriate Acceptance Form. The Acceptance Form must be completed and signed prior to the date stated therein and returned by the Selected Participant to the Company. If the Selected Participant has not accepted the Warrants in writing through the Acceptance Form by the date specified in the Acceptance Form (subject to extension of the acceptance period by the Board of Directors or one or more authorised representatives of the Board of Directors), he/she is deemed to have irrevocably refused the Offer and no acceptance of Warrants will be possible afterwards.

Acceptance may cover all or part of the Warrants offered. To be clear, it is explicitly stated that no partial Warrants will be issued.

Notwithstanding the above, the Offer and the acceptance of the Warrants may also be included in a specific warrant agreement or inserted into another agreement signed by the Company and the Selected Participant.

Expressly or tacitly refused Warrants may still be offered to the same or other Selected Participants.

4.3.3.	Granting of the Warrants

After the expiry of the aforementioned acceptance period, the Authorised Representative of the Board of Directors will, within a reasonable period, proceed with registration of the Warrant Holders in the warrant register of the Company, specifying the number of Warrants accepted by the Selected Participants in accordance with the provisions of this Plan (the “Granting”).

4.3.4.	Vesting of the Warrants

Prior to or at the time of the Offer, the Board of Directors or one or more representatives authorised for such by it may decide whether, and when and to what degree, the offered Warrants are vested by the Selected Participant.

Unless otherwise decided by the Board of Directors or one or more representatives authorised for such, prior to or at the time of the Offer, Warrants granted to a Selected Participant are vested only after a period of five years, in the following way:

•	the first tranche of 10% of the total number of the Warrants granted to the Selected Participant (in accordance with Article 4.3.3) on the second anniversary of the Granting;

•	the second tranche of 20% of the total number of the Warrants granted to the Selected Participant (in accordance with Article 4.3.3) on the third anniversary of the Granting;

•	the third tranche of 30% of the total number of the Warrants granted to the Selected Participant (in accordance with Article 4.3.3) on the fourth anniversary of the Granting; and

•	the final tranche of 40% of the total number of the Warrants granted to the Selected Participant (in accordance with Article 4.3.3) on the fifth anniversary of the Granting,

in each case subject to the condition that this person is still bound by an Employment Agreement or a Consultant Agreement with the Company or an Affiliated Company, or by a Directorship on the relevant vesting date (unless otherwise determined by the Board of Directors or one or more representatives authorised for such by the Board of Directors for all or part of the Warrants).

However, even after the Offer of the Warrants, the Board of Directors, or one or more representatives appointed for such by the Board of Directors, may adapt the vesting conditions for all or part of the Warrants, provided that the rights of the Warrant Holder are not restricted without the approval of the Warrant Holder. Thus, the Board of Directors, or one or more representatives authorised for such by it, can for example allow that all or part of the Warrants that are not vested at the time of the End of the Employment Agreement, the Consultant Agreement or Directorship may nevertheless become vested.

Vesting always refers to entire Warrants. If the respective annual percentage of the total number of Warrants granted to the Selected Participant is not an integer, this number is rounded down, and each year one additional Warrant is additionally vested as soon as the sum of the hitherto neglected fractions equals one (in other words, this additional Warrant represents the sum of the fraction(s) of a Warrant that was/were neglected in the vesting of the previous tranche/tranches).

4.4.	Nominative nature

The Warrants are in registered form and shall be registered in the register of Warrant Holders to be kept at the registered office of the Company.

4.5.	Term of the Warrant

The term of the Warrants under the Plan shall end ten years after the decision to issue the Warrants.

4.6.	Exercise Periods

Unless otherwise decided by the Board of Directors or one or more representatives authorised for such by it, for all or part of the Warrants prior to or at the time of the Offer, and without prejudice to Articles 4.3.4, 4.7 and 4.8, the Warrants may only be exercised, in compliance with Article 4.11, from their vesting in accordance with Article 4.3.4 and only during (i) a four-week period following the announcement of the results of the second and the fourth quarter (each an “Exercise Period”), or (ii) if no quarterly results are published, during the months of March and September of each year (each an “Exercise Period”). The Board of Directors or one or more representatives authorised for such by it may provide for additional Exercise Periods.

The Warrant Holder shall be free not to exercise all or part of any vested Warrants in the course of an Exercise Period and to postpone the exercise of the unexercised Warrants to a later Exercise Period, subject to the exceptions and limitations contained in Articles 4.7 and 4.8.

The (still) exercisable Warrants which are not exercised at the time of the conclusion of the last Exercise Period during the term specified in Article 4.5, shall automatically lapse and shall be without value.

4.7.	Exercisability of the Warrants: exceptions and limitations

4.7.1.	End of the Employment Agreement, the Consultant Agreement or the Directorship

At the End of the Employment Agreement, the Consultant Agreement or the Directorship of the Selected Participant who is also Warrant Holder, and unless otherwise decided by the Board of Directors or one or more representatives authorised for such by it for all or part of the Warrants prior to the End of the Employment Agreement, Consultant Agreement or the Directorship:

(i)	Warrants of the relevant Selected Participant that are not vested at that time in accordance with Article 4.3.4 automatically expire, and they are of no value; and

(ii)	the Warrants vested at that time may be exercised during the following or second Exercise Period. The Warrants of the Selected Participant in question that are not exercised during this Exercise Period, cannot, contrary to Article 4.6, second paragraph, be transferred to a later Exercise Period and will, after expiry of the Exercise Period, immediately and automatically expire and become of no value.

4.7.2.	Death

If a Warrant Holder dies while a Warrant has not been exercised and is or may become exercisable according to the issuance and exercise conditions, all vested unexercised Warrants held by the Warrant Holder shall be transferred to the Warrant Holder’s Beneficiary and such vested Warrants may be exercised by the Beneficiary at the time and according to the procedures stipulated in this Plan. The Warrants of the relevant Warrant Holder which had not yet been vested at the time of its death in accordance with Article 4.3.4 shall automatically expire with no value.

A Warrant Holder may only designate his/her husband/wife and/or one or more other legal heirs as his/her Beneficiary.

The designation, as well as the revocation and re-designation, of a Beneficiary must be made in writing.

In the absence of any valid designation under the two preceding paragraphs, the persons who are the Warrant Holder’s legal heirs under the applicable law of inheritance shall be deemed to be the Beneficiary. If there are several heirs, the heirs acting jointly or, where appropriate, a person designated by all heirs acting jointly, shall be deemed to be the Beneficiary.

4.7.3.	Retirement pension

At the End of the Employment Agreement or the Directorship of the Selected Participant who is also Warrant Holder, the Selected Participant shall, as a result of his legal retirement or of his reaching retirement age, retain his vested Warrants and may exercise such Warrants without prejudice as to the time and according to the procedures stipulated in the issuance and exercise conditions. The Warrants held by the Warrant Holder in question which, at the time his retirement have not vested in accordance with Article 4.3.4, shall automatically expire with no value, unless the Board of Directors or one or more of its authorised representatives, prior to the End of the Employment Agreement, Consultant Agreement or the Directorship, has decided otherwise for all or part of the Warrants.

4.8.	Acceleration of the exercise of the Warrants

Unless the Board of Directors or one or more representatives authorised for such by it decides otherwise for all or part of the Warrants, in the following circumstances the Warrant Holder is entitled to the accelerated exercise of his or her Warrants, regardless of whether the Warrants are already vested in accordance Article 4.3.4, during the usual Exercise Periods or any other Exercise Period that the Board of Directors may decide, in compliance with the formalities specified in this Plan and taking into account the possible tax consequences related to the accelerated exercise:

(i) liquidation of the Company;

(ii) the sale of all or substantially all of the assets of the Company;

(iii) change of control of the Company.

The tax consequences of an accelerated exercise shall be borne by the relevant Warrant Holder.

The Company shall notify the Warrant Holders in writing if any of the events listed above occur and concerning possible additional Exercise Periods decided upon by the Board of Directors.

If the Warrant Holder, in the event of (i) or (ii) occurring, as mentioned above, does not wish to accelerate the exercise of these Warrants, such Warrants shall automatically expire and shall be void, unless otherwise decided by the Board of Directors or one or more representatives authorised for such by it, for all or a part of the Warrants granted under this Plan.

4.9.	Non-Transferability of the Warrants

The Warrants are not Transferable except in the event of the death of a Warrant Holder, in which case the Warrants held by the Warrant Holder at the time of death shall be transferred to the Beneficiary in accordance with the terms of Article 4.7.2. However, the Board of Directors or one or more representatives authorised for such by it may allow exceptions to this non-Transferability for all or a part of the Warrants granted under this Plan.

The possible tax consequences of a transfer pursuant to an obligation laid down in the articles of association shall be borne by the Warrant Holder.

4.10.	Ordinary shares to which a Warrant entitles possession

4.10.1.	Ordinary shares; dividend

Each Warrant entitles the holder to subscribe to one ordinary share of the Company.

The ordinary shares to be issued upon the exercise of the Warrants shall entitle the holder to dividends as from the beginning of the financial year in which the Warrants are exercised or, if the Warrants are exercised at a time when the annual shareholders’ meeting has not yet resolved on the allocation of the result of the previous financial year, from the start of the financial year preceding the financial year in which the Warrants are exercised.

4.10.2.	Exercise procedure; issuance of shares; share register; ADSs or other securities

The Company shall only be obliged to issue the ordinary shares for the benefit of the Warrant Holder as a result of the exercise of the Warrants, if the requirements set out in Article 4.11 are fulfilled. No fractions of ordinary shares shall be issued upon the exercise of a Warrant.

In the event of the exercise of the Warrants, the ordinary shares shall be issued as soon as reasonably possible, taking into account the mandatory administrative and corporate formalities, after the end of the exercise period in question in accordance with Article 591 of the Belgian Companies Code.

After the issuance of ordinary shares pursuant to the exercise of Warrants, the Board of Directors shall ensure that the new ordinary shares are registered in the share register of the Company in the name of the subscriber.

The subscriber may then, if the subscriber so wishes, take the necessary steps for inclusion in the listing of the new ordinary shares in the form of ADSs or other securities. All direct costs and taxes in this regard must be borne by the shareholder concerned. The Company shall provide reasonable assistance in transferring the shares into ADSs or other (relevant) securities.

4.11.	Exercise procedure

An exercisable Warrant shall only be validly exercised if the Board of Directors, by the last day of the relevant Exercise Period, receives the following:

(i)	a letter (sent by registered letter or by personal delivery, in each case with confirmation of receipt), sent to the registered office of the Company and addressed to the Board of Directors stating that Warrants are being exercised. The letter shall expressly mention the number of Warrants to be exercised and be signed by the Warrant Holder (or his or her rightful claimants); and

(ii)	full payment for the ordinary shares subscribed for pursuant to the exercise of the Warrants, by wire transfer to an account held by the Company, the account number of which shall be notified by the Company; and

(iii)	if the Warrants are exercised by a person or persons other than the Selected Participant, appropriate proof of the right of such person or persons to exercise the Warrant; and

(iv)	statements and documents that the Board of Directors deems necessary or desirable to comply with applicable legal or regulatory requirements, and which the Board of Directors requires to be submitted.

The Board of Directors or one or more representatives authorised for such by it shall have the power to change the above procedure at its own discretion and/or to allow deviations thereto for all or a part of the Warrants granted under this Plan.

Regardless of the time within the Exercise Period that the above steps have been taken, the Warrants shall be deemed to have been exercised on the last day of the Exercise Period.

4.12.	Costs and taxes

Stamp duties, brokerage fees and other similar duties, taxes and social security contributions levied as a result of the Offer, the Granting, the exercise and the Transfer of Warrants, and the acquisition and sale of ordinary shares and ADSs, shall be borne by the Warrant Holders.

4.13.	Changes to the capital structure of the Company - reservation of rights

Notwithstanding Article 501 of the Belgian Companies Code and without prejudice to the statutory exceptions, the Company may take any decisions it deems necessary with respect to its capital, its articles of association or its management, including, but not limited to, a capital decrease with or without distribution to shareholders, a capital increase by incorporation of reserves whereby new shares are or are not created, a capital increase by contributions in kind, a capital increase by cash contribution whereby the preferential subscription right of the existing shareholders may or may not be restricted or cancelled, an issue of profit certificates, convertible bonds, preferential shares, bonds cum warrants, ordinary bonds or naked warrants, an amendment to the articles of association regarding the appropriation of profit or the liquidation proceeds or other rights attached to the ordinary shares, a share split, a distribution of share dividends, a dissolution of the Company, a merger, a split or a contribution or a transfer of an universality or of a business division, whether or not accompanied by the exchange of shares. The Company may make such resolutions even if they (could) lead to a reduction of the benefits granted by the terms of issuance of the Warrants and the law to the Warrant Holders, unless those resolutions would have as their sole purpose such reduction.

In the event of a merger or split, the Board of Directors shall make all reasonable efforts to ensure that the Warrants outstanding at the date of such transaction shall be replaced by warrants in the merged company or the split companies in accordance with the exchange ratio applied to the ordinary shares of the Company existing at that time.

4.14.	Exercise of the Warrants in accordance with the law

If the Warrant Holder exercises Warrants under Article 501 of the Belgian Companies Code, the resulting ordinary shares thus acquired shall not be transferable as long as the Warrants would not have been otherwise (i.e. abstraction of such exercise) exercisable in accordance with the issuance and exercise conditions. The possible tax consequences of such exercise shall be borne by the Warrant Holder.

Article 501 of the Belgian Companies Code stipulates that “in case of increase of the registered capital by contribution in cash, the warrant holders may exercise their warrants, notwithstanding any contrary provision in the articles of association or the terms of issuance, and possibly participate in the new issuance as a shareholder, insofar as the old shareholders have this right.”

5.	MISCELLANEOUS

5.1.	Authorised Representative of the Board of Directors

The Board of Directors may remove the Authorised Representative of the Board of Directors at any time and appoint a new Authorised Representative of the Board of Directors. The Authorised Representative of the Board of Directors may resign at any time by written notice to the Board of Directors.

5.2.	Applicable law

This Plan, the Warrants and the issuance and exercise conditions of the Warrants are governed by Belgian law.

5.3.	Jurisdiction

The Courts and Tribunals of the district of the registered office of the Company shall have exclusive jurisdiction over any disputes regarding this Plan, the Warrants or the issuance and exercise conditions thereof.

5.4.	Notices

Any notice to the Warrant Holder shall be made by registered letter to the address mentioned in the register of warrant holders or by written notice with acknowledgement of receipt.

Any notice to the Company, the Board of Directors or its authorised representative shall only be valid if made by registered letter with acknowledgement of receipt to the address of the registered office of the Company or by written notice with acknowledgement of receipt.

Any notice shall be deemed to have arrived three business days after the postmark of the registered letter. Changes of address must be notified in accordance with this provision.

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